Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gary Yusko
Chief Financial Officer
Alloy, Inc.
(212) 329- 8431

Alloy, Inc. Acquires Sconex

Adds fast growing social networking community for high school students to leading online media network

(New York, NY) March 28, 2006 – Alloy, Inc. (nasdaq: ALOY), under the banner of Alloy Media + Marketing (AM+M), a pioneer in nontraditional media and marketing, today announced it has acquired Sconex, Inc. (www.sconex.com), one of the fastest growing online social networking communities connecting high school students.

Sconex is a vibrant social networking site focused on providing a platform for teens to interact with peers via their high school profiles. Sconex also provides a platform for youth advertisers to connect and communicate with young adults in a meaningful, contextually appropriate way.

Pursuant to the transaction, Alloy acquired all the issued and outstanding stock of Sconex in exchange for $6.1 million, plus an additional potential earnout payment and expenses. Comprising the $6.1 million is 273,551 shares of Alloy common stock issuable upon closing, which shares are valued at $12.7945 per share, representing a 20 day average closing price of a share of Alloy common stock as quoted on the NASDAQ National Market, and a minimum earnout payment in the amount of approximately $2.6 million. In addition, depending upon Sconex’s financial performance during the 12-month period commencing on April 1, 2006, the former Sconex stockholders might be entitled to an increased earnout payment. A certain portion of any earnout payment payable to each Sconex stockholder will be contingent upon continued employment by such stockholder for an extended period following the closing date. The shares issued in connection with the acquisition will initially be unregistered but will have accompanying registration rights. The earnout payment is payable at Alloy’s option in shares of Alloy common stock, cash or a combination of both, subject to certain limitations on the amount of cash that may be paid.

The acquisition represents Alloy’s ongoing commitment to optimization of its established network of youth-focused online properties including alloy.com, delias.com, ccs.com, collegeclub.com and careersandcolleges.com, collectively spanning the entire youth market.

“We are excited to add this asset to our cross platform network of media. Sconex, with its core emphasis on content for teens by teens, represents a terrific solution for advertisers endeavoring to reach young people in a secure online environment through social network marketing” said Matt Diamond, Chairman and CEO of Alloy Media + Marketing. Adding, “We were particularly impressed with its ability to attract trendsetters.”

151 W 26th Street • New York, New York 10001 • 212.244.4307 • 212.329.8444 [fax] • www.alloymarketing.com

With a 3-fold increase in visitors over the past six months and with the average visitor spending 59.8 minutes per day on the site as measured by Media Metrix in February, Sconex has proven its ability to capture and propagate high school communities via organic word of mouth. The acquisition by Alloy will enable Sconex to extend seamlessly through high schools across the country.

“We are thrilled to have the youth marketing muscle of Alloy behind us, offering immediate integration into 60% of the nation’s high schools through the Alloy media properties,” said Josh Schanker, Sconex founder and CEO.

About Alloy

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a widely recognized pioneer in nontraditional marketing. Working with AM+M, marketers reach consumers through a host of programs incorporating Alloy’s diverse array of media and marketing assets and expertise in direct mail, college and high school media, interactive, display media, college guides, promotional and social network marketing. For further information regarding Alloy, please visit our corporate website at (www.alloymarketing.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our

Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

151 W 26th Street • New York, New York 10001 • 212.244.4307 • 212.329.8444 [fax] • www.alloymarketing.com